Exhibit 4.1
AMENDMENT
TO
RIGHTS AGREEMENT
     This Amendment to Rights Agreement (the “Amendment”) is entered into as of January 3, 2011, by and between CPEX Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (the “Rights Agent”).
WITNESSETH:
     WHEREAS, the Company is party to that certain Rights Agreement, dated as of June 13, 2008 (the “Rights Agreement”) with the Rights Agent. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Rights Agreement;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company; and
     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth in this Amendment is necessary and desirable and has approved this Amendment, and pursuant to Section 27 of the Rights Agreement, the Company hereby directs that the Rights Agreement be amended as set forth in this Amendment.
     NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:
     1. Amendments to Section 1.
          (a) Section 1 of the Rights Agreement is hereby amended by adding the following definitions:
(ll)	“Buyer Entity” shall mean each of NewCo and Merger Sub.

(mm)	“Effective Time” shall have the meaning set forth in the Merger Agreement.

(nn)	“Merger” shall have the meaning set forth in the Merger Agreement.

(oo)	“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of January 3, 2011, by and among NewCo, Merger Sub and the Company, as may be amended from time to time.

(pp)	“Merger Sub” shall mean FCB I Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NewCo.

(qq)	“NewCo” shall mean FCB I Holdings Inc., a Delaware corporation.

(rr)	“Seller Stockholder” shall have the meaning set forth in the Merger Agreement.

(ss)	“Voting Agreements” shall mean the Voting Agreements, dated as of January 3, 2011, by and among NewCo, Merger Sub and certain Seller Stockholders.
     (b) The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is hereby amended and supplemented by inserting the following sentence at the end thereof:
“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of any or all of the Voting Agreements, (iii) stockholder approval of the Merger Agreement or (iv) the consummation of the Merger or the other transactions contemplated by the Merger Agreement and the Voting Agreements shall be deemed to result in any Buyer Entity or any of their respective Affiliates or Associates becoming an Acquiring Person.”
     (c) The definition of “Beneficial Owner” in Section 1(d) of the Rights Agreement is hereby amended and supplemented by inserting the following sentence at the end thereof:
“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of any or all of the Voting Agreements, (iii) stockholder approval of the Merger Agreement or (iv) the consummation of the Merger or the other transactions contemplated by the Merger Agreement and the Voting Agreements shall be deemed to result in any Buyer Entity or any of their respective Affiliates or Associates becoming Beneficial Owner of, or to beneficially own or to have Beneficial Ownership of the shares of Common Stock subject to the Merger Agreement or any of the Voting Agreements.”
     (d) The definition of “Stock Acquisition Date” in Section 1(ff) of the Rights Agreement is hereby amended and supplemented by inserting the following sentence at the end thereof:

“Notwithstanding the foregoing or any other provision of this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of any or all of the Voting Agreements, (iii) stockholder approval of the Merger Agreement or (iv) the consummation of the Merger or the other transactions contemplated by the Merger Agreement and the Voting Agreements shall be deemed to result in a Stock Acquisition Date.”
     2. Amendment to Section 3(a). Section 3(a) of the Rights Agreement is hereby amended and supplemented to add the following sentence at the end thereof:
“Notwithstanding anything in this Agreement to the contrary, none of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of any or all of the Voting Agreements, (iii) stockholder approval of the Merger Agreement or (iv) the consummation of the Merger or the other transactions contemplated by the Merger Agreement and the Voting Agreements shall be deemed to result in a Distribution Date.”
     3. Amendment to Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety such that Section 7(a) shall read as follows:
“(a) Subject to Section 7(e) hereof, at any time after the Distribution Date, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) 5:00 P.M., New York City time, on June 13, 2018, or such later date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board of Directors, the “Final Expiration Date”), (ii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof and (iii) immediately prior to the Effective Time (the earliest of (i), (ii), and (iii) being herein referred to as the “Expiration Date”).”

     4. Amendment to Section 11. Section 11(a)(ii) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:
“For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the occurrence of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of any or all of the Voting Agreements, (iii) stockholder approval of the Merger Agreement and/or (iv) the consummation of the Merger or the other transactions contemplated by the Merger Agreement and the Voting Agreements shall not be deemed to be a Section 11(a)(ii) Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 11(a)(ii).”
     5. Amendment to Section 13. Section 13(a) of the Rights Agreement is hereby amended and supplemented by adding the following sentence at the end thereof:
“For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the occurrence of (i) the execution and delivery of the Merger Agreement, (ii) the execution and delivery of any or all of the Voting Agreements, (iii) stockholder approval of the Merger Agreement and/or (iv) the consummation of the Merger or the other transactions contemplated by the Merger Agreement and the Voting Agreements shall not be deemed to be a Section 13 Event and shall not cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”
     6. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.
     7. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.
     8. Counterparts. This Amendment may be executed in any number of counterparts, which shall for all purposes be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

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     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

CPEX PHARMACEUTICALS, INC.
Attest:

/s/ Robert P. Hebert		By:	/s/ John A Sedor

Name:	Robert P. Hebert	Name:	John A. Sedor
Title:	Vice President and Chief Financial Officer	Title:	President and Chief Executive Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

Attest:

/s/ Barry S. Rosenthal		By:	/s/ H. J. Lemmer

Name:	Barry S. Rosenthal	Name:	Herbert J. Lemmer
Title:	Vice President	Title:	Vice President
(Signature Page to Amendment to Rights Agreement)